Exhibit 99.1

VICI PROPERTIES INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 RESULTS
– Reports Fourth Quarter Net Income of $0.37 per Diluted Share –
– Establishes Guidance for Full Year 2019 –

NEW YORK, NY – February 14, 2019 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today reported results for the quarter and year ended December 31, 2018.
Fourth Quarter 2018 Financial Results Summary1

•
Revenues were $226.0 million for the quarter ended December 31, 2018 and included $218.5 million of real property revenues, compared to $187.6 million for the quarter ended December 31, 2017[1], which included $181.3 million of real property revenues.

•
Net income attributable to common stockholders was $142.5 million, or $0.37 per diluted share for the quarter ended December 31, 2018, compared to $42.7 million, or $0.19 per diluted share, for the quarter ended December 31, 2017.

•
NAREIT-defined Funds From Operations (“FFO”) attributable to common stockholders was $142.5 million, or $0.37 per diluted share, for the quarter ended December 31, 2018, compared to $42.7 million, or $0.19 per diluted share, for the quarter ended December 31, 2017.

•
Adjusted Funds From Operations (“AFFO”) attributable to common stockholders was $139.9 million, or $0.36 per diluted share for the quarter ended December 31, 2018, compared to $84.1 million, or $0.37 per diluted share for the quarter ended December 31, 2017.

Full Year 2018 Financial Results Summary

•	Revenues were $898.0 million and included $870.8 million of real property revenues.

•	Net income attributable to common stockholders was $523.6 million, or $1.43 per diluted share.

•	FFO attributable to common stockholders was $523.6 million, or $1.43 per diluted share.

•	AFFO attributable to common stockholders was $525.6 million, or $1.43 per diluted share.
Fourth Quarter 2018 Acquisitions and Portfolio Activity

•
On November 13, 2018, the Company entered into definitive agreements pursuant to which VICI Properties will acquire the land and real estate assets of the Greektown Casino-Hotel (“Greektown”), located in downtown Detroit, Michigan, for $700.0 million in cash, and Penn National Gaming, Inc. (“Penn National”) will acquire the operating assets of Greektown for $300.0 million in cash. The transaction is subject to regulatory approvals and customary closing conditions and is expected to close in mid-2019. Upon closing, Penn National will enter into a triple-net lease agreement with the Company. The lease will have an initial total annual rent of $55.6 million and an initial term of 15 years, with four five-year renewal options. The tenant’s obligations under the lease will be guaranteed by Penn National and certain of its subsidiaries.

•
On December 26, 2018, the Company completed the previously announced transaction with Caesars Entertainment Corporation (“Caesars”) to acquire the land and real estate assets of Harrah’s Philadelphia Casino and Racetrack (“Harrah’s Philadelphia”) for $241.5 million, which was reduced by $159.0 million to reflect the aggregate net present value of the Lease Modifications (as defined below), resulting in a net cash consideration of $82.5 million, excluding transaction costs. The Harrah’s Philadelphia property provides for initial annual rent of $21.0 million and is included in the Non-CPLV Lease (as defined below) pursuant to the Lease Modifications.

1 All references to the quarter ended December 31, 2017 represent the 87-day period from the Company’s formation on October 6, 2017 through December 31, 2017.

•
On December 26, 2018, in connection with the closing of the Harrah’s Philadelphia acquisition, the Company and Caesars amended certain provisions in the four existing lease agreements currently in place between the parties, commonly referred to as the CPLV Lease, Non-CPLV Lease, Joliet Lease and HLV Lease, to realign certain of the lease terms (collectively, the “Lease Modifications”). Among other modifications, the Company added a 1.5% annual escalator to the Non-CPLV and Joliet Leases commencing in lease year two, which was retroactive to November 1, 2018.

Fourth Quarter 2018 Capital Markets Activity

•
On November 19, 2018, the Company completed a primary follow-on offering of 34,500,000 shares of common stock at an offering price of $21.00 per share for an aggregate offering value of $724.5 million, resulting in net proceeds of $694.2 million. The Company intends to utilize a portion of the net proceeds from the offering to fund the aggregate purchase price of $700.0 million for the acquisition of Greektown.

•
On December 19, 2018 the Company entered into an equity distribution agreement, or ATM Agreement, pursuant to which it may sell common stock, from time to time, up to an aggregate sales price of $750.0 million.

Subsequent to Year End

•
On January 2, 2019, the Company completed the previously announced acquisition of the land and real estate assets of the Margaritaville Resort Casino, located in Bossier City, Louisiana, for $261.1 million in cash, with Penn National acquiring the operating assets of the Margaritaville Resort Casino for approximately $115.0 million in cash. Simultaneous with the closing of this transaction, Penn National entered into a triple-net lease agreement with the Company. The lease has an initial total annual rent of approximately $23.2 million and an initial term of 15 years, with four five-year renewal options. The tenant’s obligations under the lease are guaranteed by Penn National and certain of its subsidiaries.

•
Subsequent to year end, on January 3, 2019, the Company entered into two interest rate swap transactions having an aggregate notional amount of $500.0 million with an effective date of January 22, 2019 and a termination date of January 22, 2021. These transactions effectively fix the LIBOR component of the interest rate on $500.0 million of the outstanding debt under the Company’s Term Loan B Facility at a weighted rate of 2.38%. Subsequent to the effectiveness and for the duration of the interest rate swap transactions (taking into account the existing swap agreements on an additional $1.5 billion of outstanding debt), the Company is only subject to interest rate risk on $100.0 million of variable rate debt, representing 2.4% of the Company’s outstanding indebtedness.

Edward Pitoniak, Chief Executive Officer of VICI Properties, said, “This quarter marks the end of what has been a monumental first, full fiscal year for VICI Properties. Since formation, we have raised approximately $3.1 billion in equity capital to fortify our balance sheet and fund accretive acquisitions. We have announced or closed on approximately $2.7 billion of transactions adding over $220 million in rent accretively, all while preserving the three call option properties for additional future growth. We have enhanced our portfolio by increasing our geographic diversity and expanding into top regional urban gaming markets, as well as increasing our footprint on the Las Vegas Strip, a market with some of the most productive real estate in the world. We have also begun to diversify our tenant base by adding Penn National, a best-in-class operator.”
Mr. Pitoniak continued, “Our balance sheet is in great shape, with one of the lowest leverage levels in the Triple Net sector, and our strategy and execution have been well received by the capital markets. During 2018, we completed our $1.4 billion upsized IPO in February, the fourth largest REIT IPO ever, and then in November 2018 we completed a $725 million follow-on equity offering, the largest-ever first follow-on of primary shares by an American REIT. We also amended our foundational leases to enhance our organic growth in the near term, while protecting against volatility in our rental income over the long term. The key reason we’ve been able to accomplish so much in such a short time period is that we have built one of the most energetic and high-performing management/governance teams in the American REIT sector. As we begin 2019, we are well capitalized and excited about our growth prospects and intend to continue to execute on our goal of delivering consistent and strong total returns to our common stockholders.”

Balance Sheet and Capital Markets Activity
As of December 31, 2018, the Company had $4.1 billion in total debt and approximately $1.5 billion in liquidity comprised of $577.9 million in cash and cash equivalents, $520.9 million of short-term investments and $400.0 million of availability under the Revolving Credit Facility. The Company’s outstanding indebtedness as of December 31, 2018 was as follows:

($ in millions)	December 31, 2018
Revolving Credit Facility	$—
Term Loan B Facility	2,100.0
CPLV CMBS Debt	1,550.0
Second Lien Notes	498.5
Total debt outstanding, face value	$4,148.5
Cash and cash equivalents	$577.9
Short-term investments	$520.9

Of the $2.1 billion outstanding under the Term Loan B Facility as of December 31, 2018, approximately $1.5 billion was fixed-rate debt subject to an existing hedge, and the remaining $600.0 million was floating-rate debt. With respect to the remaining $2.0 billion of outstanding debt, the entire amount is fixed-rate debt. As previously mentioned, on January 3, 2019 the Company entered into two interest rate swap transactions fixing a notional amount of $500.0 million under the Term Loan B Facility and, as a result, the Company’s unhedged variable rate debt was reduced to $100.0 million. Subsequent to the effective date of the hedge on January 22, 2019, a one percent increase or decrease in the annual interest rate on the Company’s unhedged variable rate borrowings of $100.0 million would increase or decrease annual cash interest expense by approximately $1.0 million.
Dividends
On December 13, 2018, the Company declared a cash dividend of $0.2875 per share of common stock for the period from October 1, 2018 to December 31, 2018, based on an annual distribution rate of $1.15 per share. The dividend was paid on January 10, 2019 to stockholders of record as of the close of business on December 28, 2018.
2019 Guidance
The Company is providing estimated net income and AFFO per share guidance for the full year 2019. The Company estimates that net income attributable to common stockholders for the year ending December 31, 2019 will be between $1.45 and $1.48 per diluted share. The Company estimates AFFO per share for the year ending December 31, 2019 will be between $1.47 and $1.50 per diluted share.

The following is a summary of the Company’s full year 2019 guidance:

For the Year Ending December 31, 2019:	Low	High
Estimated net income attributable to common stockholders per diluted share	$1.45	$1.48
Estimated real estate depreciation per diluted share	—	—
Estimated Funds From Operations (FFO) per diluted share	$1.45	$1.48
Estimated direct financing lease adjustments per diluted share	(0.02)	(0.02)
Estimated loss on extinguishment of debt, acquisition and transaction costs, non-cash stock-based compensation, amortization of debt issuance costs and OID, other depreciation, capital expenditures and impairment charges per diluted share	0.04	0.04
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$1.47	$1.50

The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to below. These estimates do not include the impact on operating results from currently pending (including the Greektown transaction) or possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.
Supplemental Information
In addition to this release, the Company has furnished Supplement Financial Information, which is available on our website. The Company has no obligation to update any of the guidance or other information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Friday, February 15, 2019 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 833-227-5837 (domestic) or 647-689-4064 (international). An audio replay of the conference call will be available from 3:00 p.m. ET on February 15, 2019 until midnight ET on February 22, 2019 and can be accessed by dialing 800-585-8367 (domestic) or 416-621-4642 (international) and entering the passcode 9888266.
A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.viciproperties.com, on February 15, 2019, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 22 gaming facilities comprising approximately 39 million square feet and features approximately 14,800 hotel rooms and approximately 150 restaurants, bars and nightclubs. Its properties are leased to Caesars Entertainment Corporation and Penn National Gaming, two industry leading gaming and hospitality operators. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are risks that the Company may not achieve the benefits contemplated by the acquisition of the real estate assets; and risks that not all potential risks and liabilities have been identified in the Company’s due diligence. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (“NAREIT”), we define FFO as net income (or loss) (computed in accordance with GAAP) excluding gains (or losses) from sales of property plus real estate depreciation.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO direct financing lease adjustments, transaction costs incurred in connection with the acquisition of real estate investments, non-cash stock-based compensation expense, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges and gains (or losses) on debt extinguishment.
We calculate Adjusted EBITDA by adding or subtracting from AFFO interest expense, net and income tax expense.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2018	December 31, 2017
Assets
Real estate portfolio:
Investments in direct financing leases, net	$8,916,047	$8,268,643
Investments in operating leases	1,086,658	1,110,400
Land	95,789	73,600
Property and equipment used in operations, net	71,513	74,300
Cash and cash equivalents	577,883	183,646
Restricted cash	20,564	13,760
Short-term investments	520,877	—
Other assets	44,037	15,363
Total assets	$11,333,368	$9,739,712

Liabilities
Debt, net	$4,122,264	$4,785,756
Accrued interest	14,184	21,595
Deferred financing liability	73,600	73,600
Deferred revenue	43,605	68,117
Dividends payable	116,287	—
Other liabilities	62,406	14,280
Total liabilities	4,432,346	4,963,348

Stockholders’ equity
Common stock, $0.01 par value, 700,000,000 shares authorized and 404,729,616 and 300,278,938 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	4,047	3,003
Preferred stock, $0.01 par value, 50,000,000 shares and no shares outstanding at December 31, 2018 and 2017	—	—
Additional paid-in capital	6,648,430	4,645,824
Accumulated other comprehensive income	(22,124)	—
Retained earnings	187,096	42,662
Total VICI stockholders’ equity	6,817,449	4,691,489
Non-controlling interests	83,573	84,875
Total stockholders’ equity	6,901,022	4,776,364
Total liabilities and stockholders’ equity	$11,333,368	$9,739,712

VICI Properties Inc.
Consolidated Statement of Operations and Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended December 31, 2018	Year Ended December 31, 2018	Period from October 6 to December 31, 2017 [1]
Revenues
Income from direct financing leases	$187,271	$741,564	$150,171
Income from operating leases	11,345	47,972	11,529
Tenant reimbursement of property taxes	19,918	81,240	19,558
Golf operations	7,505	27,201	6,351
Revenues	226,039	897,977	187,609

Operating expenses
General and administrative	4,283	24,429	9,939
Depreciation	929	3,686	751
Property taxes	20,212	81,810	19,558
Golf operations	4,540	17,371	4,126
Loss on impairment	—	12,334	—
Acquisition and transaction expenses	393	393	9,039
Total operating expenses	30,357	140,023	43,413
Operating income	195,682	757,954	144,196

Interest expense	(54,297)	(212,663)	(63,354)
Interest income	3,803	11,307	282
Loss from extinguishment of debt	—	(23,040)	(38,488)
Income before income taxes	145,188	533,558	42,636
Income tax (expense) / benefit	(557)	(1,441)	1,901
Net income	144,631	532,117	44,537
Less: Net income attributable to non-controlling interests	(2,090)	(8,498)	(1,875)
Net income attributable to common stockholders	$142,541	$523,619	$42,662

Net income per common share
Basic	$0.37	$1.43	$0.19
Diluted	$0.37	$1.43	$0.19

Weighted average number of common shares outstanding
Basic	385,720,716	367,226,395	227,828,844
Diluted	385,847,082	367,316,901	227,985,455

1 All references to the quarter ended December 31, 2017 represent the 87-day period from the Company’s formation on October 6, 2017 through December 31, 2017.

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended December 31, 2018	Year Ended December 31, 2018	Period from October 6 to December 31, 2017 [1]
Net income attributable to common stockholders	$142,541	$523,619	$42,662
Real estate depreciation	—	—	—
FFO	142,541	523,619	42,662
Direct financing lease adjustments attributable to common stockholders	(6,199)	(44,852)	(8,362)
Loss on extinguishment of debt	—	23,040	38,488
Loss on impairment	—	12,334	—
Non-cash stock-based compensation	860	2,342	1,385
Amortization of debt issuance costs and original issue discount	1,498	5,976	156
Other depreciation	928	3,679	751
Capital expenditures	(156)	(899)	(51)
Transaction and acquisition costs	393	393	9,039
AFFO	139,865	525,632	84,068
Interest expense, net	48,996	195,380	62,916
Income tax expense (benefit)	557	1,441	(1,901)
Adjusted EBITDA	$189,418	$722,453	$145,083

Net income per common share
Basic and diluted	$0.37	$1.43	$0.19
FFO per common share
Basic and diluted	$0.37	$1.43	$0.19
AFFO per common share
Basic and diluted	$0.36	$1.43	$0.37
Weighted average number of common shares outstanding
Basic	385,720,716	367,226,395	227,828,844
Diluted	385,847,082	367,316,901	227,985,455

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631
Or
ICR
Jacques Cornet
Jacques.Cornet@icrinc.com

Media Contacts:
PR@viciproperties.com
(646) 949-4631
Or
ICR
Phil Denning and Jason Chudoba
Phil.Denning@icrinc.com, (646) 277-1258
Jason.Chudoba@icrinc.com, (646) 277-1249

1 All references to the quarter ended December 31, 2017 represent the 87-day period from the Company’s formation on October 6, 2017 through December 31, 2017.